SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Delaware Enhanced Global Dividend and Income Fund

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Jason Beckett

Jeremy Benkiewicz

Stephen J. Flanagan

Frederic Gabriel

Paul Kazarian

Thomas H. McGlade

Nitin Sapru

Pierre Weinstein

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 17, 2018, representatives of Saba Capital Management, L.P. (“Saba”) gave a presentation to representatives of Institutional Shareholder Services Inc. regarding Delaware Enhanced Global Dividend & Income Fund (the "ISS Presentation"). A copy of the ISS Presentation is filed herewith as Exhibit 1.

Exhibit 1

Delaware Enhanced Global Dividend & Income (DEX) A PRESENTATION TO INSTITUIONAL SHAREHOLDER SERVICES INC. July 17, 2018

PAGE 2 Saba Capital Strictly Private and Confidential Background • Saba Capital Management controls approximately 13% of the outstanding shares of DEX. • We are DEX’s largest shareholder. • DEX is a combination of high fees, poor performance, and a historically large discount to NAV. • DEX’s announcement of a small tender and discount plan is not enough; all shareholders deserve a chance to exit. • Investors have suffered from years of poor performance without an opportunity to sell their shares at the fair price. Source: DEF14A 01/04/2018, Bloomberg

PAGE 3 Saba Capital Strictly Private and Confidential DEX Response • The actions so far by DEX have come as a result of Saba activism, not from DEX’s willingness to act in the bests interest of shareholders. • DEX had been steadily cutting the distribution since 2008. • DEX only raised the distribution to .1098 cents a share in March, 2018; two months after Saba’s initial 13D filing disclosing a 12% position. Date Monthly Distribution 12/2/2008 0.14 1/2/2009 0.10 8/31/2012 0.08 9/6/2016 0.05 1/10/2018 Saba Files 13D 3/1/2018 0.11

PAGE 4 Saba Capital Strictly Private and Confidential DEX Has Failed Investors • DEX clearly states on its website and factsheet that it’s benchmark is the S&P 500 • DEX’s performance versus its benchmark has been nothing short of a disaster Source: Bloomberg (returns through 7/12/2018) Year DEX NAV S&P 500 Performance 2010 17% 15% 2% 2011 - 1% 2% - 4% 2012 18% 16% 2% 2013 19% 32% - 13% 2014 0% 14% - 14% 2015 - 5% 1% - 7% 2016 13% 12% 1% 2017 19% 22% - 3% 2018 - 5% 6% - 10% 2010 - 2018 93% 200% - 107% • DEX shouldn’t be compared to a small group of other underperforming closed - end funds, it should be compared to its easily accessible benchmark index.

PAGE 5 Saba Capital Strictly Private and Confidential Expense Ratio Comparison Source: ICI, CEF Advisors, Morningstar Type Average Expense Ratio Equity Mutual Fund 0.63% Equity ETF 0.23% Equity Closed - End Funds 1.38% DEX 2.38% • DEX fees are extraordinarily high compared to other equity investment options • As we saw in the previous slide that their performance does not justify this expense ratio • The only way to justify these high fees is exceptional performance, which DEX clearly does not have

PAGE 6 Saba Capital Strictly Private and Confidential Discount to NAV Source: Bloomberg • DEX’s discount to NAV has narrowed substantially from its historical average after Saba first announced a 5.5% stake in 4Q 2016 • Shareholders are at a significant risk of discount widening should Saba’s proposal and nominations not succeed • DEX’s discount management policy is not sufficient; tendering for an unspecified amount of shares if the discount is wider then 10% still leaves shareholders with significant risk.

Nominee Bios

Saba | Capital

Jason Beckett:
Mr. Beckett was most recently the Head of Treasury at Prologue Capital, where he served from 2011 until 2017 and where he helped launch and grow the firm from $600 million to $2.5 billion. Founded in 2005, Prologue Capital was a registered investment advisor that managed a discretionary short term investments and managing macro and fixed income relative value strategy within two hedge funds and, during his tenure, Mr. Beckett was responsible for short term investments and managing the liquidity and balance sheet of the fund and counterparty relationships as well as instituting liquidity and risk policies. Mr. Beckett was the second employee hired at Prologue Capital and created the operational framework from which the firm grew. Prior to joining Prologue Capital, Mr. Beckett was Vice President in charge of Fixed Income Operations at RBS Greenwich Capital where he managed a team of ten people in geographically diverse locations responsible for all U.S. treasury and sovereign bond trading operations.

Jeremy Benkiewicz
Mr. Benkiewicz is a co-founder and portfolio manager in Saba Capital's New York office, where he has served since 2009. Prior to Saba, Mr. Benkiewicz was Co-Head of Saba Principal Strategies and Managing Director at Deutsche Bank. In that role, Mr. Benkiewicz managed a multi-billion dollar investment portfolio across various asset classes and products, including credit, convertibles, equity, and equity derivatives, and was responsible for the group's European investment effort. Mr. Benkiewicz joined Deutsche Bank in 2002 as one of Saba Principal Strategies' early members. Mr. Benkiewicz started his investment career in 1998 at Société Générale in New York as a trader and was later a Portfolio Manager for its proprietary convertible arbitrage group.

Stephen J. Flanagan
Mr. Flanagan is currently the President and Chief Operating Officer of Shadowman Sports, where he has served since 2017. Prior to this role, Mr. Flanagan has over 20 years of senior management experience leading marketing, new media, internet and entertainment companies from start-up stage to IPO's and beyond. Mr. Flanagan was previously the president and chief executive officer of The Quidnet Group, where he served between 2003 and 2017, and assisted clients with strategy and development in the areas of sports, entertainment and lifestyle marketing on a global basis. From 2001 through 2003, Mr. Flanagan served as vice president at Clear Channel Entertainment. Before that, starting in 1999, Mr. Flanagan held positions as senior director and senior vice President at CMGI. Mr. Flanagan has also held executive positions with CBS Sportsline, CardMember Publishing and ActMedia. He has also served as a board member and vice chairman of The Streaming Media Alliance, the advisory board to Adforce/CMGI, the Internet Advertising Bureau Research Council and various committees for the Advertising Research Foundation.

Frederic Gabriel
Mr. Gabriel has served as the founder and Chief Executive Officer of Orion Realty NYC, where he focuses on real estate investment opportunities in the United States, specifically in the New York tri-state area, since 2014. Prior to Orion, Mr. Gabriel spent more than 15 successful years in investment banking, working at some of the highest ranked and most competitive banks at the time, including Lehman Brothers, Merrill Lynch, Credit Suisse and most recently JP Morgan, where he served from 2007 until 2014. Mr. Gabriel has traded across the three major financial cities: London, Hong Kong and New York. Mr. Gabriel also previously served for 13 months in the French Air Force as a Reserve Officer.

Paul Kazarian
Mr. Kazarian has served as a Portfolio Manager at Saba Capital since 2013. Mr. Kazarian is responsible for Exchange Traded products, including ETF arbitrage and closed-end funds. These strategies require Mr. Kazarian to oversee the daily trading, pricing and risk management of portfolios of high yield bonds, loans, U.S. Treasuries, emerging market bonds, as well as equity securities. Prior to Saba Capital, Mr. Kazarian was a Director at RBC Capital Markets in the Global Arbitrage and Trading Group from 2007 to 2013. While there, Mr. Kazarian was responsible for the development and management of the Fixed Income ETF Group and was also responsible for overseeing other ETF and index-derivative strategies. Prior to RBC, Mr. Kazarian worked as a technology equity analyst at Merrill Lynch from 2006 to 2007.

Saba Capital

Strictly Private and Confidential

PAGE 7

Nominee Bios (pt. 2)

Saba | Capital

Thomas H. McGlade
Mr. McGlade served as a partner and Head of the U.S. Office at Prologue Capital, a prominent hedge fund, from 2008 until 2014. During his time at Prologue Capital, Mr. McGlade oversaw significant aspects of fund business management and also acted as a portfolio manager. Previous to his position at Prologue Capital, Mr. McGlade served as Managing Director of RBS Securities Inc. (f/k/a RBS Greenwich Capital), a broker dealer and major investment bank, from 1993 until 2008, where he was head trader for long duration U.S. Treasury bonds on the primary dealership desk of the liquid products group. During his tenure at RBS Greenwich Capital, Mr. McGlade specialized in relative value and arbitrage opportunities in U.S. Treasuries, futures, and derivatives. From 1986 until 1993, Mr. McGlade served as a vice president at companies in the real estate development sector. Currently, Mr. McGlade is a private investor.

In addition to executive experience, Mr. McGlade served as a member on the Boards of Directors of Prologue Capital's legal entities, including Prologue G.P. Ltd., Prologue Capital U.S. General Partner LLC, and Prologue Feeder Fund Ltd. from 2011 to 2014. He currently serves on the board of San Miguel Education Foundation, a non-profit serving the needs of underprivileged children. He formerly served as a member of the Board of Directors of New Canaan Country School Board, a non-profit educational institution.

Nitin Sapru
Mr. Sapru served as the Controller of Saba Capital from 2011 to 2014. Mr. Sapru rejoined Saba Capital as Deputy Chief Financial Officer in 2016 and was promoted to Chief Financial Officer in 2017. Prior to rejoining Saba Capital, Mr. Sapru was the Chief Operating Officer and Chief Financial Officer of Logen Asset Management LP, a newly formed Registered Investment Adviser specializing in distressed debt and special situations. Mr. Sapru joined Logen at its inception and assisted in all matters relating to the operational setup of the firm and its first private fund offering. Before joining Logen, Mr. Sapru served as the Chief Financial Officer of LNZ Capital LP where he led the pre-launch setup of a newly formed Long/Short Equity Investment Manager. Mr. Sapru's prior experience includes roles within the Fund Accounting group at Och-Ziff Capital Management Group LLC and the Asset Management Assurance Practice at Ernst & Young LLP.

Pierre Weinstein
Mr. Weinstein has been a partner and portfolio manager at Saba Capital, where he has served since 2009 and where he focuses on closed-end funds. From 2005 until 2009, Mr. Weinstein was a Portfolio Manager at Saba Principal Strategies, the proprietary credit trading group at Deutsche Bank, where he managed the equity derivatives and international convertible bond strategies.

Mr. Weinstein started his investment career at Société Générale in Paris in 1998 as an equity derivatives market maker and had various roles until 2004 including a position as a convertible bond proprietary trader in New York.

Saba Capital

Strictly Private and Confidential

PAGE 8

PAGE 9 Saba Capital Strictly Private and Confidential Recommendation • It is the position of Saba that shareholders should be given the opportunity to exit this investment at NAV. • Many investors will not sell their shares of DEX for less than the NAV • Continuing to trap shareholders in this investment will likely lead to continued years of underperformance